Exhibit 10.5

OSPREY TECHNOLOGY ACQUISITION CORP.

1845 Walnut Street, 10th Floor

Philadelphia, PA 19103

October 31, 2019

Osprey Sponsor II, LLC

1845 Walnut Street, 10th Floor

Philadelphia, PA 19103

Re:	Administrative Services Agreement

Gentlemen:

This letter agreement by and between Osprey Technology Acquisition Corp. (the “Company”) and Osprey Sponsor II, LLC (“Sponsor”), dated as of the date hereof, will confirm our agreement that, commencing on the date the securities of the Company are first listed on the New York Stock Exchange (the “Listing Date”), pursuant to a Registration Statement on Form S-1 and prospectus filed with the Securities and Exchange Commission (the “Registration Statement”) and continuing until the earlier of the consummation by the Company of an initial business combination or the Company’s liquidation (in each case as described in the Registration Statement) (such earlier date hereinafter referred to as the “Termination Date”):

(i) Sponsor or one of its affiliates shall make available to the Company, at 1845 Walnut Street, Philadelphia, PA (or any successor location of Sponsor or its affiliates), certain office space, utilities, secretarial support and administrative services as may be reasonably requested by the Company. In exchange therefor, the Company shall pay Sponsor the sum of $10,000 per month on the Listing Date and continuing monthly thereafter until the Termination Date; and

(ii) Sponsor hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind (each, a “Claim”) in or to, and any and all right to seek payment of any amounts due to it out of, the trust account established for the benefit of the public stockholders of the Company and into which substantially all of the proceeds of the Company’s initial public offering will be deposited (the “Trust Account”), and hereby irrevocably waives any Claim it may have in the future as a result of, or arising out of, this letter agreement, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

This letter agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by the parties hereto.

No party hereto may assign either this letter agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

This letter agreement, the entire relationship of the parties hereto and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with and interpreted pursuant to the laws of the Commonwealth of Pennsylvania, without giving effect to its choice of laws principles.

[Signature pages follows]

Very truly yours,

OSPREY TECHNOLOGY ACQUISITION CORP.

By:	/s/ Jeffrey F. Brotman
	Name:	Jeffrey F. Brotman
	Title:	Chief Financial Officer, Chief Legal Officer and Secretary

[Signature Page to Administrative Services Agreement]

AGREED TO AND ACCEPTED BY:

OSPREY SPONSOR II, LLC

By:	/s/ Jonathan Z. Cohen
	Name:	Jonathan Z. Cohen
	Title:	Manager

[Signature Page to Administrative Services Agreement]